 Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 6, 2016

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ACQUIRES DFINE, INC.

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced that it has acquired DFINE, Inc. headquartered in San Jose, California, in a merger transaction through which DFINE has become a wholly-owned subsidiary of Merit.

The purchase consideration was approximately $97.5 million in cash and was financed by a group of banks led by Wells Fargo and included Bank of America, HSBC and U.S. Bank.

DFINE produced revenues of $33.4 million in 2015, with approximately 75% of revenues generated in the United States and 25% outside the United States. DFINE’s products are directed to vertebral augmentation (kyphoplasty and vertebralplasty), as well as targeted radiofrequency ablation of metastatic spinal tumors. DFINE’s product lines have 510(k) clearance and CE marking.

“We are delighted to have DFINE join Merit,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “Our relationship began a few years ago when Merit was asked to provide key device components for DFINE’s StabiliT® and StabiliT MX® products. In addition to the spinal compression fracture segment, we believe DFINE’s Star™ Tumor Ablation Kit complements and enhances Merit’s oncology business.”

“We plan to combine Merit’s oncology segments, including embolics, microcatheters and biopsy products into a newly created interventional oncology and spine division (IOS),” Lampropoulos said. “We believe the restructuring of the sales divisions - cardiovascular, peripheral and IOS - will enable us to devote greater focus on Merit’s broad portfolio of products, align our sales and marketing efforts with Merit’s goal of achieving a more therapeutic and disease state centered product offering, and enhance opportunities for future growth.”

“We believe the opportunity for growth with these best-in-class products is substantial in the United States and also in international markets where Merit already has a broad footprint,” Lampropoulos continued. “Although DFINE has a presence in Germany and Austria, as well as limited distribution partners, we believe there are many opportunities in Australia, Canada, Japan, China, the Nordic countries and other regions. We anticipate that DFINE’s IP portfolio of approximately 110 U.S. and international patents will provide substantial coverage for many years ahead.”

The effect of the DFINE acquisition on Merit’s non-GAAP earnings for the balance of 2016 is expected to be neutral due to business restructuring and consolidation expenses and is expected to be dilutive on a GAAP basis by $0.24-$0.26 per share due to intangible amortization and one-time reorganization costs. In 2017, Merit anticipates the effect of the acquisition on Merit’s non-GAAP earnings to be $0.05-$0.08 per share and to be dilutive on a GAAP basis by $0.05-$0.07 per share. Merit believes the acquisition will increase its gross margin by approximately 80 basis points on a non-GAAP basis and 55 basis points on a GAAP basis.

Canaccord Genuity acted as Merit’s financial advisor for this transaction. Piper Jaffray acted as DFINE’s financial advisor.

CONFERENCE CALL TODAY
Merit invites all interested parties to participate in its conference call discussing the acquisition (conference ID 41983902) today, Wednesday, July 6, 2016, at 11:00 a.m. Eastern (10:00 a.m. Central, 9:00 a.m. Mountain, and 8:00 a.m. Pacific). The domestic telephone number is (844) 578-9672, and the international number is (508) 637-5656. A live webcast of the call and a slide deck showcasing the products and details of the DFINE acquisition are available at www.merit.com.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology and endoscopy. Merit serves hospitals, acute care facilities and clinics worldwide, with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 4,000 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Rockland, Massachusetts; San Jose, California; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Tijuana, Mexico; Joinville, Brazil; Markham, Ontario, Canada; Melbourne, Australia: and Mannheim, Germany.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding anticipated revenues, earnings or other financial items; Merit’s plans and objectives for future operations; proposed products or services; integration, development or commercialization of the DFINE operations and assumptions underlying any of the foregoing , are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2015. Such risks and uncertainties include risks relating to Merit’s acquisition of DFINE; Merit’s efforts to integrate, manage and develop DFINE’s operations and products; expenses associated with the integration, management and development of those operations and products; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval of Merit’s products (including the DFINE products) and risks that such products may not be developed successfully or approved for commercial use; regulation of the medical device industry; Merit’s need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; restrictions on Merit’s liquidity or Merit’s ability to operate its business in compliance with its debt agreements; possible infringement of its technology (including the DFINE technology) or the assertion that such technology infringes the rights of other parties; changes in the prices or supply of commodity components; changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with suppliers, or failure of suppliers to perform; fluctuations in exchange rates; development of new products and technology that could render Merit’ products (including the DFINE products) obsolete; changes in key personnel; potential healthcare regulatory and policy changes; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2015 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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